                                                                   Exhibit 10.71


     AquaSource entered into Stock Purchase Agreements in the following form with its 66 Class B stockholders to purchase 19,590 shares of Class B stock. AquaSource placed $30 million in escrow to fund the payments described in the agreement.


                                    FORM OF
                            STOCK PURCHASE AGREEMENT


     This STOCK PURCHASE AGREEMENT, dated as of February 16, 1999 (this "Agreement") is by and between the undersigned owner (a "Class B Investor" or the "Seller") of the designated number of shares set forth on the signature page hereto ("Shares") of Class B Common Stock ("Class B Stock") of AquaSource, Inc., a Delaware corporation (the "Company"), and the Company.

                                   RECITALS:

     WHEREAS, the Seller owns the Shares; and

     WHEREAS, subject to and according to the terms of this Agreement, the Company wishes to purchase from the Seller, and the Seller wishes to sell to the Company, the Shares; and

     WHEREAS, in connection with such purchase and sale, the parties wish to engage in certain other transactions which are the subject of this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, as well as the representations, warranties, and covenants herein contained, the parties, intending to be legally bound, agree as follows:

  1. Definitions. Unless the context otherwise specifies or requires, the terms defined in this Section 1 shall, for the purposes of this Agreement, have the meanings herein specified.

     "Additional Amount" is defined in Section 2.2.

     "API" means Acquisition Partners, Inc.

     "Appraised Value" has the meaning set forth in the Services Agreement.

     "Business Day" means any day that is not a Saturday, a Sunday, or a day that is a banking holiday under United States, Pennsylvania or Texas Law.

     "Cash Amount" is defined in Section 2.2(1).

     "Closing" is defined in Section 6.

     "Closing Date" is defined in Section 6.

     "Closing Milestone" is defined in Section 2.2.

     "Code" means the Internal Revenue Code of 1986, as amended.
     "DQE Investment" has the meaning set forth in the Service Agreement.

     "Employment Consent" is defined in Section 5(e).

     "Escrow Agent" means the escrow agent serving from time to time under the Escrow Agreement.

     "Escrow Agreement" means the Escrow Agreement of even date herewith, by and between the Company, the holders of Class B Stock listed therein (including the Seller) and Chase Bank of Texas, National Association, as the same may be amended, modified, supplemented or replaced from time to time in the form attached as Exhibit A.

     "Factor" is defined in Section 2.2(2).

     "Final Value" is defined in Schedule A of the Services Agreement.

     "Governmental Authority" means any federal, state, local or foreign government or any department, agency, political subdivision, commission or court thereof.

     "Law" means any common law and any constitution, statute, code, regulation, rule, injunction, judgment, order, decree, ruling, or other charge of any applicable Governmental Authority.

     "Person" means any individual, partnership, association, corporation, limited liability company, trust, joint venture, other legal entity, or a Governmental Authority.

     "Purchase Price" is defined in Section 2.1.

     "Representative" means Edward R. Wallace or such other Person as a majority of the Class B Stockholders (other than the Company) may designate.

     "Second Amendment" is defined in Section 2.4.

     "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest of any kind or type whatsoever.

     "Services Agreement" means that certain Services Agreement by and among the Company and API, as the same may be amended, modified, supplemented or replaced from time to time.

     "Stockholders Agreement" means that certain Stockholders Agreement among DQE, Inc. (successor in interest to DQEnergy Partners, Inc.), those Class B Investors listed on the signature pages thereto and the Company dated as of April 4, 1997, as previously amended by the First Amendment to Stockholders Agreement dated as of April 4, 1997.

     "Stock Power" is defined in Section 5.

     "Transaction Documents" means this Agreement, the Second Amendment, the Employment Consent, the Escrow Agreement, the Stock Power, Power of Attorney and the Written Consent.

     "Written Consent" is defined in Section 2.4.

 2.  Purchase and Sale.

      2.1 Basic Transaction. On and subject to the terms and conditions of this Agreement, the Company agrees to purchase from the Seller, and the Seller agrees to sell to the Company, the Shares in exchange for, among other things, the consideration being specified in this Section 2 (such consideration being referred to herein as the "Purchase Price").

      2.2 Transfer of Shares; Payment of Purchase Price.

          (1) The Seller shall transfer Shares to the Company, and the Company shall pay the Seller the Purchase Price, through the Escrow Agent on each of the following dates (each a "Closing Milestone"), as follows:

               (A) on the later of February 16, 1999 or 12 months after the date on the initial certificate representing the Shares originally issued to Seller, the Escrow Agent shall transfer or cause to be transferred one-quarter of the Shares to the Company and the Escrow Agent shall pay to the Seller $__________ (a "Cash Amount");

               (B) on February 28, 2000, the Escrow Agent shall transfer or cause to be transferred one-tenth of the Shares to the Company and the Escrow Agent shall pay to the Seller $__________ (a "Cash Amount") plus the Additional Amount for 1999;

               (C) on February 28, 2001, the Escrow Agent shall transfer or cause to be transferred one-tenth of the Shares to the Company and the Escrow Agent shall pay to the Seller $__________ (a "Cash Amount") plus the Additional Amount for 2000;

               (D) on February 28, 2002, the Escrow Agent shall transfer or cause to be transferred one-tenth of the Shares to the Company and the Escrow Agent shall pay to the Seller the Additional Amount for 2001;

               (E) on February 28, 2003, the Escrow Agent shall transfer or cause to be transferred one-tenth of the Shares to the Company and the Escrow Agent shall pay to the Seller the Additional Amount for 2002;

               (F) on February 28, 2004, the Escrow Agent shall transfer or cause to be transferred one-tenth of the Shares to the Company and the Escrow Agent shall pay to the Seller the Additional Amount for 2003; and

               (G) upon termination of the Services Agreement, the Escrow Agent shall transfer or cause to be transferred the remaining one-quarter or the remaining balance of the Shares to the Company and the Escrow Agent shall pay to Seller a final payment, if any, upon determination of the Final Value.

     The "Additional Amount" is an amount in dollars which is the product of (i) 66 2/3% multiplied by the number of Class B Shares owned by the Seller on the date hereof divided by 19,590; and (ii) the Annual Distribution Amount, if any, as such amount is determined from time to time pursuant to Schedule A of the Services Agreement.

          (2) Notwithstanding the foregoing, except for the payment due on the Closing Milestone set forth in Section 2.2(1)(A) above, if the Seller's employment with the Company or API, as the case may be, terminates for any reason, Seller shall receive:

               (i) the Additional Amount for the year in which Seller's employment terminates at the time such payment is scheduled to be paid; plus

               (ii)   on February 28, 2004, any of the unpaid Cash Amounts under
                      2.2 (B) or (C) multiplied by the Factor; plus

               (iii) on February 28, 2004, an amount equal to the sum of all Additional Amounts accrued through the time of Seller's termination multiplied by the Factor.

The amount payable in (ii) and (iii) of the preceding sentence shall accrue interest from the date of termination at a rate equal to that borne by six-month U.S. Government T-Bills from time to time. The "Factor" means the lesser of the ratio of (i) the Final Value at the termination of the Services Agreement divided by the corresponding aggregate DQE Investment, and that quotient divided by the value obtained by dividing by the Appraised Value for the year in which the Seller's employment was terminated by the aggregate DQE Investment for that year or (ii) the ratio of the Final Value less the corresponding aggregate DQE Investment, and that difference divided by the value obtained by subtracting the aggregate DQE Investment for the year in which the Seller's employment was terminated from the Appraised Value for that year; provided, however, that the Factor shall never be greater than one or less than zero. If there is no Final Value determination at February 28, 2004, the Appraised Value determined as of February 28, 2004 will be used. In the event Seller's termination of employment with the Company or API, as applicable, the remaining balance of Seller's Shares held by the Escrow Agent shall be surrendered to the Company on February 28, 2004.

          (3) In the event that the Services Agreement is terminated prior to February 28, 2004, Seller shall be paid all Cash Amounts, payable at their respective Closing Milestone, plus the sum of all Additional Amounts accrued and unpaid through the date of the termination of the Services Agreement and any payment due as a result of the determination of a Final Value, as defined in the Services Agreement. The remaining balance of Seller's Shares shall be transferred to the Company upon payment to Seller of all amounts due under Section 2.2(3). Upon termination of the Services Agreement, the Company at its sole discretion may accelerate any payments set forth in Section 2.2(2) upon which the Company shall receive any remaining Shares from the Escrow Agent.

          (4) In the event of Seller's death, Seller's estate or personal representative shall only receive the Cash Amounts in (A), (B) and (C) of
Section 2.2(1) payable upon the respective Closing Milestones plus any accrued but unpaid Additional Amounts as of the date of death.

     The Seller hereby acknowledges that the consideration received by the Seller as set forth in this Section 2.2 for the Seller's Shares will be different from and received at different times than that consideration per share contemplated in the Stockholders Agreement and may be different from the consideration per share received by other sellers of Class B Stock and consents thereto.

      2.3 Escrow. To facilitate and effect the transfer of Shares and payment of Purchase Price at each Closing Milestone hereunder, the Company and the Seller have agreed to the escrow arrangement provided for in the Escrow Agreement, and, in connection therewith, will take the actions (among others) set forth in Section 5(a), (b) and (c) and Section 7 of this Agreement.

      2.4 Treatment of Stockholders Agreement. Seller will execute and deliver the following documents:

          (a) Contemporaneously with the execution of this Agreement, the Second Amendment to Stockholders Agreement in the form attached hereto as Exhibit B (the "Second Amendment"), which shall become effective upon the execution and delivery of the same by the holders of at least 80% of the Class B Common Stock; and

          (b) Contemporaneously with the execution of this Agreement, a Written Consent ("Written Consent") of the Class B Stockholders of AquaSource, Inc. in the form attached hereto as Exhibit C.

      2.5 Termination of Employment Agreement. By execution of this Agreement, the Company and the Seller hereby terminate that certain Employment Agreement by and between the Seller and the Company and hereby release each other from any further obligations thereunder.

3. Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Company as follows:

      3.1 Power and Authority; Enforceability. The Seller has all requisite legal power and authority to enter into this Agreement, the other Transaction Documents and all other documents to be entered into by the Seller in connection with the consummation of the transactions contemplated hereby and to perform the Seller's obligations hereunder and thereunder. This Agreement, the other Transaction Documents and all other documents being entered into by the Seller in connection with the consummation of the transactions contemplated hereby have been duly executed and delivered by the Seller and, assuming due authorization, execution and delivery by the Company, constitute the legal, valid and binding obligations of the Seller enforceable in accordance with their respective terms, except that (i) such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting creditors' rights generally and (ii) the remedy of specific performance and injunction and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

      3.2 Ownership of Class B Company Stock. The Seller owns beneficially and, of record, the Shares. Except for this Agreement and the Stockholders Agreement there are no outstanding options, convertible securities, rights (preemptive or other), warrants, calls or agreements relating to the Shares. The Seller is the lawful owner of the Shares with full right, power and authority to sell and transfer them, free and clear of any and all Security Interests, proxies, shareholder agreements, voting agreements, voting trusts and adverse claims, to the Company pursuant to the provisions of this Agreement. The Shares are being sold and transferred by the Seller to the Company free and clear of any and all Security Interests, proxies, shareholder agreements, voting agreements, voting trusts and adverse claims.

      3.3 No Default or Consents. Neither the execution and delivery of this Agreement or any other Transaction Documents nor the consummation of the transactions contemplated herein or therein (A) will conflict with or result in (or with giving notice or passage of time would result in) a breach, default or violation of any agreement, document, instrument, judgment, decree, order, governmental permit, certificate or license to which the Seller is a party or to which the Seller is subject or by which the Seller's property, including the Shares, is bound, or (B) will result in the creation of any Security Interest on any property or asset of the Seller, including the Shares; or (C) will require the Seller to obtain the consent of any Person. No consent, action, approval or authorization of, or registration, declaration or filing with, any Governmental Authority having jurisdiction over the Seller or other Person is required to authorize the execution and delivery of this Agreement or the other Transaction Documents by the Seller or the performance of its or their terms or the transactions contemplated hereby or thereby by the Seller.

      3.4 Third-Party Fees. The Seller does not have any liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Company could be liable or obligated at or after Closing.

  4. Representations and Warranties of the Company. Subject to satisfying the Conditions to Closing set forth in Section 6, the Company represents and warrants to the Seller as follows:

      4.1 Organization. The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware

      4.2 Authorization of Transaction. The Company has all requisite power and authority to execute and to deliver this Agreement and the Escrow Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Escrow Agreement by the

Company and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and no other action on the part of the Company is necessary to authorize this Agreement, the Escrow Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms.

      4.3 Third-Party Fees. The Company does not have any liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

      4.4 Investment Intent. The Company is acquiring the Shares for the Company's own account and not with a view to, or for sale in connection with, directly or indirectly, any distribution thereof that would require registration under the Securities Act of 1933, as amended (the "Securities Act") or applicable state securities laws or would otherwise violate the Securities Act or such state securities laws.

  5. Pre-Closing Covenants and Actions. Contemporaneously with the execution of this Agreement by the parties, the parties shall engage in the following actions:

          (a) The Seller, the Company and Escrow Agent shall enter into the Escrow Agreement;

          (b) The Seller shall deposit into escrow its Shares along with an executed Stock Power duly endorsed in blank in the form attached hereto as Exhibit D-1 or such Stock Power coupled with an endorsed Power of Attorney in the form attached hereto as Exhibit D-2 in order to sell such Shares to the Escrow Agent, in the event such shares are held by a fiduciary on behalf of the Seller or the Seller's estate (the "Stock Power");

          (c) The Company shall deposit with the Escrow Agent $30,000,000 to fund the Cash Amounts referenced in Section 2.2;

          (d) The Seller shall execute and deliver to the Company the Written Consent; and

          (e) The Seller shall execute that certain Employment Consent (the "Employment Consent") attached hereto as Exhibit E by and between the Company, API and Seller regarding the employment of Seller.

6. Closing; Closing Date. Upon the occurrence of a Closing Milestone, the parties shall close the sale and purchase of the Shares specifically identified to the Closing Milestone (the "Closing"), in accordance with the terms hereof and the Escrow Agreement. The precise date and time will be established and agreed to by the parties, but shall be not later than five Business Days following the Closing Milestone (the "Closing Date").

     The following conditions shall have been satisfied prior to the initial
Closing:

          (a) the Second Amendment shall have been entered into by Seller and become effective as set forth in Section 2.4, thereby amending the Stockholders Agreement; and

          (b) the Written Consent shall have been executed and delivered by Seller and the holders of a majority of the Class B Common Stock and the Company's Certificate of Incorporation shall have been amended as contemplated therein.

 7.  Closing; Closing Procedure.  At each Closing, the following shall occur:

          (a) The Escrow Agent on behalf of the Company shall deliver to the Seller the applicable portion of the Purchase Price as set forth in Section
     2.2 in cash or other immediately available funds in a manner which is acceptable to the Seller, and the Company agrees to deliver to the Escrow Agent an amount necessary to meet such Purchase Price obligation no later than five Business Days prior to the Closing Date;

          (b) If required by any party, both the Seller and the Company shall sign a certificate indicating that the representations and warranties specified in Section 3 as to the Seller and Section 4 as to the Company are true and correct as of the Closing Date;

          (c) The Escrow Agent on behalf of the Seller and pursuant to the Stock Power shall sign, transfer and convey to the Company all of the Seller's right, title and interest in that number of Shares to be delivered to the Company pursuant to Section 2.2;

          (d) Each party shall deliver any other documents or take any other actions necessary or helpful to facilitate and accomplish the purposes of this Agreement as well as to consummate the various transactions contemplated herein necessary for Closing.

 8.  Post-Closing Covenants and Actions.

      8.1 Other Required Actions. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request; provided, however, that this Section 8.1 shall not be deemed to require either party to expend funds or to incur obligations not otherwise expressly required pursuant to this Agreement.

      8.2 Non-Compete. The Seller further agrees that during the term of this Agreement and for three years following the completion of the payments to the Seller in exchange for the Shares as set forth in Section 2.2 (the "Restricted Period"), the Seller shall not, directly or indirectly, compete with the Company or any direct or indirect affiliate thereof in any manner, on behalf of the Seller or any other Person, including, without limitation, that the Seller shall not (i) engage in Company Business (as hereafter defined); (ii) enter the employ of, or render any services to, any Person engaged in Company Business; (iii) become interested in any such Person engaged in Company Business as an individual, partner, shareholder, officer, director, licensor, licensee, principal, agent, employee, trustee, consultant or in any other relationship or capacity; provided, however, that the Seller may own, directly or indirectly, solely as an investment, securities of any Person which are traded on any national securities exchange if the Seller (A) is not a controlling Person of, or a member of a group which controls, such Person or (B) does not, directly or indirectly, own 1% or more of any class of securities of such Person; or (iv) request or instigate any account or customer of the Company or any direct or indirect affiliate thereof to withdraw, diminish, curtail or cancel any of its business with the Company. "Company Business" shall mean any business actually conducted by the Company or any direct or indirect affiliate thereof or contemplated to be conducted by the Company or any direct or indirect affiliate thereof in the Geographic Proximity. "Geographic Proximity" shall mean the states in which such business is conducted either at the beginning of the Restricted Period or in the future. In addition, during the Restricted Period, the Seller shall refrain from soliciting employees of the Company or its direct or indirect affiliates for employment with the Seller or with any other Person engaged in Company Business. The parties hereto agree that Seller's employment with Acquisition Partners, Inc., if it occurs, does not violate the provisions of this Section 8.2 as long as the Services Agreement is in effect.

 9.  Miscellaneous.

      9.1 Advisors. Seller has been afforded the opportunity to discuss this Agreement and the transactions contemplated herein with counsel and/or a financial advisor of Seller's choice.

      9.2 No Third-Party Beneficiaries; Standing. This Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns and no Person, other than the parties and their respective successors and permitted assigns, shall have standing with respect to the matters which are the subject of this Agreement, including, without limitation, this Agreement, the various agreements attached hereto or referenced herein and the transactions contemplated hereby or thereby.

      9.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations between the parties, written or oral, to the extent they related in any way to the subject matter hereof.

      9.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective heirs, successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties hereto.

      9.5 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

      9.6 Notices. Any notice, request, instruction, correspondence or other documents to be given hereunder by either party to the other (herein collectively called "Notice") shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed in the country of origination by certified or registered mail, postage prepaid and return receipt requested, or by telecopier, as follows:

          If to the Seller, addressed as follows:

               The name and address set forth on
               the signature page hereto

          If to the Company, addressed as follows:

               AquaSource, Inc.
               15th Floor
               411-Seventh Avenue
               Pittsburgh, PA 15230-1930
               ATTN: Donald J. Clayton
               Telecopier No.: 412-393-6721

Notice given by personal delivery or courier service shall be effective upon actual receipt. Notice given by telecopier shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. Notice given by mail shall be effective 72 hours after its deposit in the mails as provided herein. Any party may change any address to which Notice is to be given to it by giving at least 72 hours advance Notice as provided above of such change of address.

      9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

      9.8 Amendments and Waivers. No amendments of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each party hereto. No waiver by either party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      9.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

      9.10 Expenses. Each of the parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

      9.11 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

      9.12 Specific Performance. The parties hereto agree that this Agreement shall be specifically enforceable and the parties hereto hereby waive any defense to such a proceeding in equity that monetary damages are sufficient.

      9.13 Exhibits. Each agreement, schedule and exhibit attached to this Agreement or referred to herein is hereby incorporated herein and made a part hereof for all purposes as if fully set out in this Agreement.

      9.14 No Individual Liability. With respect to any party who has entered into this Agreement in his or her capacity as a director, officer, employee, trustee, fiduciary or other type of representative of another Person, this Agreement and the various rights, obligations and liabilities imposed hereunder apply to such party in his or her representative capacity only and shall not impose nor create any rights, obligations and liabilities against such Person in his or her individual capacity or in any other manner other than in his or her representative capacity.

      9.15 Waiver of Trial by Jury. The parties hereto (including, in the case of the Company, in its own behalf and, to the extent permitted by applicable law, on behalf of its subsidiaries and affiliates) waive all right to trial by jury in any such action, proceeding or counterclaim (whether based on contract, tort or otherwise) related to or arising out of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement this ____ day of February, 1999, to be effective as of the date first above written.


                              SELLER



                             By:


                             Fax No. (if applicable):
                             Number of Shares:


                             COMPANY



                             By:
                                    Donald J. Clayton
                                    President